As filed with the Securities and Exchange Commission on August 16, 2012

Registration Statement No. 333-106067

Registration Statement No. 333-125712

Registration Statement No. 333-142597

Registration Statement No. 333-142598

Registration Statement No. 333-166861

Registration Statement No. 333-166864

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-106067

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-125712

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-142597

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-142598

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-166861

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-166864

UNDER

THE SECURITIES ACT OF 1933

LACROSSE FOOTWEAR, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	39-1446816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17634 NE Airport Way Portland, Oregon	97230
(Address of Principal Executive Offices)	(Zip Code)

LaCrosse Footwear, Inc. 1997 Employee Stock Incentive Plan

LaCrosse Footwear, Inc. 2001 Stock Incentive Plan (as amended and as further amended and restated)

LaCrosse Footwear, Inc. 2001 Non-Employee Director Stock Option Plan (as amended and restated)

LaCrosse Footwear, Inc. 2007 Long-Term Incentive Plan (and amended and restated)

(Full titles of the plans)

David P. Carlson

Executive Vice President and Chief Financial Officer

LaCrosse Footwear, Inc.

17634 NE Airport Way

Portland, Oregon 97230

(Name and address of agent for service)

503-262-0110

(Telephone number, including area code, of agent for service)

Copies to:

Carl Sanchez

Paul Hastings LLP

4747 Executive Drive, 12th floor

San Diego, CA 92121

(858) 458-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of LaCrosse Footwear, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-106067, registering (i) 300,000 shares of common stock, par value $.01 per share, of the Company (“Common Stock”) under the Company’s 1997 Employee Stock Incentive Plan (the “1997 Plan”), (ii) 300,000 shares of Common Stock under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”) and (iii) 100,000 shares of Common Stock under the Company’s 2001 Non-Employee Director Stock Option Plan (the “2001 Non-Employee Director Plan”), as previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 12, 2003;

2.	Registration Statement No. 333-125712, registering (i) 300,000 shares of Common Stock under the 2001 Plan, as amended, and (ii) 50,000 shares of Common Stock under the 2001 Non-Employee Director Plan, as amended, as previously filed with the SEC on June 10, 2005;

3.	Registration Statement No. 333-142597, registering 300,000 shares of Common Stock under the Company’s 2007 Long-Term Incentive Plan (the “2007 Plan”), as previously filed with the SEC on May 3, 2007;

4.	Registration Statement No. 333-142598, registering 100,000 shares of Common Stock under the 2001 Non-Employee Director Plan, as amended and restated, as previously filed with the SEC on May 3, 2007;

5.	Registration Statement No. 333-166861, registering 100,000 shares of Common Stock under the 2001 Non-Employee Director Plan, as amended and restated, as previously filed with the SEC on May 14, 2010; and

6.	Registration Statement No. 333-166864, registering 300,000 shares of Common Stock under the 2007 Plan, as amended and restated, as previously filed with the SEC on May 14, 2010.

On August 16, 2012, pursuant to that certain Agreement and Plan of Merger, dated as of July 5, 2012, by and among ABC-MART, INC., a corporation formed under the laws of Japan (“Parent”), XYZ Merger Sub, Inc., a Wisconsin corporation and a wholly owned subsidiary of Parent (“Purchaser”), and the Company, Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on this 16th day of August, 2012.

LACROSSE FOOTWEAR, INC.

By:	/s/ Joseph P. Schneider
Joseph P. Schneider
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Joseph P. Schneider Joseph P. Schneider	President and Chief Executive Officer (Principal Executive Officer)	August 16, 2012

/s/ David P. Carlson David P. Carlson	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 16, 2012

/s/ Yasushi Akaogi Yasushi Akaogi	Chairman of the Board	August 16, 2012

/s/ Jo Kojima Jo Kojima	Director	August 16, 2012

/s/ Kiichiro Hattori Kiichiro Hattori	Director	August 16, 2012